Exhibit 99.1

Press Release Châtillon, France, July 16, 2026

DBV Technologies Reports Second Quarter and Half-Year 2026 Financial Results and Business Update

•	Continued productive engagement with the FDA in support of the BLA for the VIASKIN® Peanut Patch in children aged 4 through 7 years, with submission of the BLA anticipated in the third quarter of 2026

•	Reported cash and cash equivalents of $174.9 million as of June 30, 2026, funding into third quarter of 2027

•	DBV will host a conference call today, July 16, at 5:00pm ET

DBV Technologies (Euronext: DBV – ISIN: FR0010417345 – Nasdaq Stock Market: DBVT – CUSIP: 23306J309), a late-stage biopharmaceutical company, today reported financial results for the Second Quarter and Half-Year of 2026. The quarterly and Half-Year financial statements were approved by the Board of Directors on July 16, 2026.

“2026 is an important year for DBV as we continue to prepare to become a commercial company, if approved. I’m happy to report that we have made meaningful progress towards that goal in the first half of the year,” said Daniel Tassé, Chief Executive Officer of DBV Technologies. “Recently, we shared the regulatory progress we’ve made through collaborative engagement with the FDA. We have also made judicious investments in launch readiness, while we continue to execute clinical studies that we expect will add further understanding to the potentially transformative value of the VIASKIN® Peanut Patch.”

Half-Year 2026 Operational Highlights

Regulatory and Clinical Execution

•	Continued advancing the BLA submission for the VIASKIN® Peanut Patch in children aged 4 through 7 years.

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Engaged in detailed and iterative discussions with the U.S. Food and Drug Administration (FDA) to support a complete, efficient and timely review of the BLA, once submitted. The FDA has not requested additional data.

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DBV is incorporating valuable, actionable feedback from the FDA specific to the organization, mapping and formatting of existing CMC and biostatistical data sets, and now anticipates submitting the BLA in the third quarter of 2026.

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Recruitment was closed in the second quarter of 2026 for the COMFORT Toddlers supplemental safety study, an important operational milestone in the continued advancement of the VIASKIN® Peanut Patch in toddlers aged 1 through 3 years.

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Initiated the THRIVE study evaluating the efficacy and safety of the VIASKIN® Peanut Patch in achieving ad lib consumption of dietary peanut in infants aged 6 through 12 months with peanut allergy after 3-4 years of treatment with the VIASKIN® Peanut Patch.

Scientific Engagement

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Maintained active engagement with allergy, immunology, and patient advocacy communities through participation in leading scientific and medical congresses, including American Academy of Allergy, Asthma, and Immunology (AAAAI) Annual Meeting and the European Academy of Allergy and Clinical Immunology (EAACI) Congress, where DBV presented positive subgroup analyses from the phase 3 VITESSE study.

Corporate and Financial Position

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Funded into third quarter of 2027, to support operations and commercial preparedness, including investment across core functions required to potentially launch and support the long-term success of the VIASKIN® Peanut Patch brand, including Medical Affairs, Sales, Market Access, Marketing, Account Management, and Pharmacovigilance.

•	Enhanced visibility in the European investment community through inclusion in CAC Mid 60 and SBF 120, Euronext Tech leaders, and MSCI EMEA Small Cap indices.

Food Allergy Prevalence Rates

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A recent epidemiologic assessment using a survey based, standardized methodology demonstrated prevalence of peanut allergy remains unchanged statistically relative to historical estimates, despite shifts in clinical practice toward earlier introduction of allergenic foods to diet and earlier diagnosis of peanut allergy.

Financial Highlights for the Second Quarter Ended June 30, 2026

The Company’s interim condensed consolidated financial statements for the three and six months ended June 30, 2026, and the comparative period of June 30, 2025, are prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”) and Europe (IFRS). Comments are provided on a U.S. GAAP basis. Differences between U.S. GAAP and IFRS condensed consolidated financial statements result mainly from the application of leases and pensions accounting standards.

Operating Income

Operating income amounted to $1.6 million for the six months ended June 30, 2026, including $0.7 million for the three months ended June 30, 2026, compared with $2.2 million and $1.5 million, respectively, for the corresponding periods in 2025.

The decrease reflects a lower accrual of French research tax credit income, consistent with the expected reduction in eligible experimental activities on a full-year basis as the Company continues to shift its focus from clinical development toward commercial readiness activities.

Operating Expenses

Research and Development Expenses

R&D expenses amounted to $64.6 million for the six months ended June 30, 2026, including $31.2 million for the three months ended June 30, 2026, compared with $55.2 million and $33.7 million, respectively, for the corresponding periods in 2025:

•	Increased clinical trial activity from COMFORT Toddlers and THRIVE studies, and BLA submission preparation

•	Investment in Medical Affairs, Quality, Pharmacovigilance, and Regulatory functions in the United States.

•	Continued Pre-Commercial Inventory build-up in preparation for the launch of the VIASKIN® Peanut Patch for children aged 4 through 7 years in the U.S., if approved.

Selling, General and Administrative (“SG&A”) Expenses

SG&A expenses increased by $11.2 million and $20.7 million for the three and six months ended June 30, 2026, respectively, compared with the corresponding periods in 2025. The Company is building its U.S. commercial infrastructure and conducting pre-marketing activities in preparation for the potential U.S. launch of VIASKIN® Peanut for children aged 4 through 7 years, if approved.

Financial Income (Expense)

Net financial income amounted to $0.9 million for the six months ended June 30, 2026, including $0.4 million for the three months ended June 30, 2026, compared with a net financial expense of $1.1 million and $0.6 million, respectively, for the corresponding periods in 2025. The improvement primarily reflects higher interest income generated from the investment of cash balances following the equity financing transactions, together with the effects of the Company’s foreign-exchange risk-management activities.

Income Tax

Income tax expense amounted to $0.4 million for the six months ended June 30, 2026, including $0.2 million for the three months ended June 30, 2026, compared with $0.1 million for the corresponding periods in 2025.

Net Loss and Net Loss Per Share

The Company recorded a net loss for the six months ended June 30, 2026, of $98.0 million, including $50.4 million for the three months ended June 30, 2026, compared with $69.0 million and $41.9 million for the corresponding periods in 2025.

Net loss per share (based on the weighted average number of shares outstanding over the period) decreased from $(0.58) to $(0.23) for the six months ended June 30, 2025, and June 30, 2026, respectively. This improvement reflects a significantly strengthened equity base following recent financings.

Cash Position and Liquidity

These condensed consolidated financial statements have been prepared assuming that the Company will continue as a going concern.

As of June 30, 2026, the Company had cash and cash equivalents of $174.9 million. Following the revised timing of the anticipated BLA submission from the second to the third quarter of 2026, management updated the Company’s forecasts to reflect the revised timing of related expenditures and activities, including cost-containment measures. Based on its current operations, plans and assumptions, management estimates that the Company has sufficient funding to support its operations for at least twelve months from the date of issuance of these condensed financial statements (Form 10-Q & Half Year Report), into the third quarter of 2027.

These estimates are based on the Company’s current forecasts and exclude any additional expenditures related to programs other than the VIASKIN® Peanut Patch or resulting from the potential in licensing or acquisition of additional product candidates or technologies, or any associated development the Company may pursue. The Company may have based these estimates on assumptions that are incorrect, and the Company may end up using its resources sooner than anticipated.

The Company’s net cash used in operating & investing activities increased to $102.6 million for the six months ended June 30, 2026, compared to $54.0 million for the six months ended June 30, 2025, reflecting continued investments in clinical development activities, manufacturing & supply-chain readiness, commercial launch preparedness, and the expansion of the Company’s workforce in preparation for a potential launch of the VIASKIN® Peanut Patch, if approved. While the Company expects operating cash outflows to remain significant as it advances toward BLA submission and potential commercialization, the Company’s current forecasts incorporate measures intended to align spending with the revised regulatory timeline.

The timing and amount of the Company’s future cash requirements may vary materially from current expectations depending on, among other factors, the timing and scope of regulatory interactions, the pace of clinical enrollment, manufacturing-related commitments, commercial readiness activities, foreign exchange rate fluctuations and other factors. The Company may seek additional capital in the future through new or existing financing strategies to support its long-term corporate strategy.

Conference Call & Webcast

DBV management will host an investor conference call and webcast today, July 16th at 5:00pm ET, to discuss this update. This call is accessible via the below teleconferencing numbers and requesting the DBV Technologies call.

United States: +1-877-344-8082

International: +1-213-992-4618

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

In millions of USD (unaudited)	U.S. GAAP		U.S. GAAP		IFRS
	six months ended June 30,		three months ended June 30,		six months ended June 30,
	2026	2025	2026	2025	2026	2025
Operating income	1.6	2.2	0.7	1.5	1.6	2.2
Research & Development	(64.6)	(55.2)	(31.2)	(33.7)	(64.5)	(55.1)
Sales & Marketing	(10.4)	(0.7)	(5.5)	(0.4)	(10.4)	(0.7)
General & Administrative	(25.1)	(14.1)	(14.6)	(8.5)	(25.1)	(14.1)
Operating expenses	(100.1)	(69.9)	(51.3)	(42.6)	(99.9)	(69.8)
Financial income/(expense)	0.9	(1.1)	0.4	(0.6)	0.8	(1.3)
Income tax	(0.4)	(0.1)	(0.2)	(0.1)	(0.4)	(0.1)
Net loss	(98.0)	(69.0)	(50.4)	(41.9)	(98.0)	(69.0)
Basic/diluted net loss per share attributable to shareholders	(0.23)	(0.58)	(0.12)	(0.31)	(0.23)	(0.58)

About DBV Technologies

DBV Technologies is a late-stage biopharmaceutical company developing treatment options for food allergies and other immunologic conditions with significant unmet medical need. DBV Technologies is currently focused on investigating the use of its proprietary VIASKIN® patch technology to address food allergies, which are caused by a hypersensitive immune reaction and characterized by a range of symptoms varying in severity from mild to life-threatening anaphylaxis. Millions of people live with food allergies, including young children. Through epicutaneous immunotherapy (EPIT), the VIASKIN® Peanut Patch is designed to introduce microgram amounts of a biologically active compound to the immune system through intact skin. EPIT is a new class of non-invasive treatment that seeks to modify an individual’s underlying allergy by re-educating the immune system to become desensitized to allergen by leveraging the skin’s immune tolerizing properties. DBV Technologies is committed to transforming the care of people with food allergies. The Company’s food allergy programs include ongoing clinical trials of VIASKIN® Peanut Patch in toddlers (1 through 3 years of age) and children (4 through 7 years of age) with peanut allergy.

DBV Technologies is headquartered in Châtillon, France, with North American operations in Warren, NJ. The Company’s ordinary shares are traded on segment B of Euronext Paris (DBV, ISIN code: FR0010417345) and the Company’s ADSs (each representing five ordinary shares) are traded on the Nasdaq Capital Market (DBVT – CUSIP: 23306J309).

For more information, please visit www.dbv-technologies.com and engage with us on X (formerly Twitter) and LinkedIn.

Forward Looking Statements

This press release may contain forward-looking statements and estimates, including statements regarding DBV’s financial condition, forecast of its estimated cash runway into the third quarter of 2027, the therapeutic potential of VIASKIN® Peanut patch and EPIT, DBV’s planned regulatory and clinical efforts including timing and results of communications with regulatory agencies, plans and expectations with respect to the submission of the BLA for VIASKIN® Peanut Patch for peanut allergic children 4 through 7 years of age in the third quarter of 2026, the continued advancement of the VIASKIN® Peanut patch in toddlers aged 1 through 3 years and infants aged 6 through 12 months, DBV’s commercial launch preparedness activities and the build-out of its commercial infrastructure in the United States, and the ability of any of DBV’s product candidates, if approved, to improve the lives of patients with food allergies. These forward-looking statements and estimates are not promises or guarantees and involve substantial risks and uncertainties. At this stage, DBV’s product candidates have not been authorized for sale in any country. Among the factors that could cause actual results to differ materially from those described or projected herein include uncertainties associated generally with research and development, clinical trials and related regulatory reviews and approvals, and DBV’s ability to successfully execute on its budget discipline measures. A further list and description of risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements in this press release can be found in DBV’s regulatory filings with the U.S. Securities and Exchange Commission (“SEC”), including in DBV’s Annual Report on Form 10-K for the year ended December 31, 2025, filed with the SEC on March 26, 2026, as amended by the Amendment No. 1 on Form 10-K/A filed with the SEC on April 30, 2026, DBV’s Quarterly Report on Form 10-Q filed with the SEC on July 16, 2026, and future filings and reports made with the SEC by DBV. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements and estimates, which speak only as of the date hereof. Other than as required by applicable law, DBV Technologies undertakes no obligation to update or revise the information contained in this Press Release.

VIASKIN is a registered trademark of DBV Technologies.

Investor Contact

Jonathan Neely

DBV Technologies

Jonathan.neely@dbv-technologies.com

Media Contact

Brett Whelan

DBV Technologies

brett.whelan@dbv-technologies.com